Exhibit 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

December 6, 2016

Re:                             Registration Statement on Form S-4

CBOE Holdings, Inc.

400 S. LaSalle St.

Chicago, IL 60605

Ladies and Gentlemen:

We have acted as counsel for CBOE Holdings, Inc. (“Parent”), a Delaware corporation, in connection with (i) the Merger and the Subsequent Merger, each as defined and described in the Agreement and Plan of Merger dated as of September 25, 2016 (the “Merger Agreement”) among Parent, CBOE Corporation (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, CBOE V, LLC (“Merger LLC”), a Delaware limited liability company and a wholly owned subsidiary of Parent, and Bats Global Markets, Inc. (the “Company”), a Delaware corporation, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus), as may be amended from time to time, including by a subsequent filing or filings on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”).  Pursuant to the Merger Agreement, (i) in the Merger, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation in consideration for cash and common stock of Parent and (ii) in the Subsequent Merger, Parent will cause the Surviving Corporation to merge with and into Merger LLC.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement.   Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, and representation letters of Parent and the Company dated as of the date hereof (such certificates, together with the Merger Agreement, the Registration Statement and the Proxy Statement/Prospectus, the “Transaction Documents”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the Transaction Documents, the enforceability of the Transaction Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  For purposes of this opinion, we have assumed, with your permission, (i) that the Merger and the Subsequent Merger each will be consummated in the manner described in the Transaction Documents, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified,  (ii) the statements set forth in the Transaction Documents  are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that the representations made and to be made by Parent (together with Merger Sub) and the Company pursuant to Sections 6.2(d) and 6.3(d) of the Merger Agreement are and will be accurate and complete, (iv) there are no documents or understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents,  (iv) any representations made in the Transaction Documents  “to the knowledge of,” or based on the belief of Parent, Merger Sub or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.  In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made  by Parent and the Company referred to above, which we have assumed will be true as of the Effective Time. No assurance can be given as to the effect of the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein and in the Registration Statement, (i) we are of the opinion that, under current law, the Merger and the Subsequent Merger, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (ii) we hereby confirm that the statements of law contained in the Proxy Statement/Prospectus under the heading “The Merger—Material U.S. Federal Income Tax Consequences,” to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Company Shares.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger or the Subsequent Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.  We are members of the Bar of the State of Illinois, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof.  It should be noted that the Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  Any change in any of the authorities upon which our opinion is based, or any variation or difference in any facts from those set forth or assumed herein, could affect our conclusion herein.  No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law, or other events or developments that hereafter may occur or be brought to our attention.  We assume no responsibility to advise you or any other person of any change, event, or development.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.  Except as stated in this paragraph, is opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP